Exhibit 99.1

AAR reports second quarter fiscal year 2024 results

•	Second quarter sales of $545 million, up 16% over the prior year

•	Second quarter GAAP diluted earnings per share from continuing operations of $0.67, compared to $0.64 in Q2 FY2023

•	Record second quarter adjusted diluted earnings per share from continuing operations of $0.81, up 17% from $0.69 in Q2 FY2023

•	Second quarter cash flow provided by operating activities from continuing operations of $17 million

•	Announced highly strategic agreement to acquire Triumph Group’s Product Support business for $725 million

Wood Dale, Illinois, December 21, 2023 — AAR CORP. (NYSE: AIR), a leading provider of aviation services to commercial and government operators, MROs, and OEMs, today reported second quarter fiscal year 2024 consolidated sales of $545.4 million and income from continuing operations of $23.8 million, or $0.67 per diluted share. For the second quarter of the prior year, the Company reported sales of $469.8 million and income from continuing operations of $22.5 million, or $0.64 per diluted share. Our adjusted diluted earnings per share from continuing operations in the second quarter of fiscal year 2024 were $0.81, compared to $0.69 in the second quarter of the prior year.

Consolidated second quarter sales increased 16% over the prior year quarter. Our consolidated sales to commercial customers increased 24% over the prior year quarter, primarily due to strong demand for our new and used parts offerings, while our consolidated sales to government customers increased 1%. Sales to commercial customers were 71% of consolidated sales, compared to 66% in the prior year quarter.

“We drove another quarter of double-digit sales growth in our commercial business with strong USM and new parts distribution volumes in our Parts Supply segment. Additionally, the recovery in global flight hours led to growth in our Integrated Solutions segment. Demand for MRO services continued to be strong and our hangars remained largely full throughout the quarter,” said John M. Holmes, Chairman, President and Chief Executive Officer of AAR CORP.

Gross profit margins were 19.0% in the current quarter, compared to 18.3% in the prior year quarter. Adjusted gross profit margin increased from 18.8% in the prior year quarter to 19.0% in the current quarter, primarily due to the favorable impact of our operating efficiency on increased sales volumes.

Selling, general, and administrative expenses were $65.7 million in the current quarter, which included $3.1 million related to acquisition and amortization expenses and $2.6 million related to investigation costs. As a percentage of sales, selling, general, and administrative expenses were 12.0% in the current quarter, compared to 11.2% in the prior year quarter. Excluding acquisition and amortization expenses and investigation costs, selling, general, and administrative expenses as a percent of sales remained consistent at 11.0% of sales in the current and prior year quarters.

Operating margins were 7.0% in the current quarter, compared to 6.9% in the prior year quarter. Adjusted operating margin increased from 7.6% in the prior year quarter to 8.1% in the current year quarter, primarily as a result of the growth in commercial sales. Sequentially, our adjusted operating margin increased from 7.3% to 8.1%, driven by improved profitability in our airframe maintenance facilities.

During and subsequent to the quarter, we announced multiple new contract awards, including:

•	Extension and expansion of our airframe MRO services agreement with Alaska Airlines, including the corresponding anticipated construction of a new hangar at our Will Rogers World Airport location in Oklahoma City

•	Multi-year contract extension with MTU Maintenance, the global market leader in customized solutions for aero engines, to supply parts for Pratt & Whitney PW2000 engines

•	New multi-year distribution agreement to supply Woodward’s fuel control products to the Defense Logistics Agency under our Supplier Capabilities Contract (Captains of Industry)

•	New multi-year Airinmar services agreement with Turkish-based low-cost carrier Pegasus for warranty support services

Holmes continued, “We delivered our 11th straight quarter of operating margin expansion as a result of our improved operating leverage and the favorable contribution from our Trax acquisition. Additionally, we are proud to have secured multiple new business wins across our segments as the demand for our services remains extremely strong.”

Net interest expense for the quarter was $5.6 million, compared to $2.0 million last year. Average diluted share count increased from 34.7 million shares in the prior year quarter to 35.3 million shares in the current year quarter. We have not repurchased any shares during fiscal year 2024 as a result of deploying capital towards other attractive investment opportunities.

Cash flow provided by operating activities from continuing operations was $17.4 million during the current quarter with no change in the amount outstanding under our accounts receivable financing program during the quarter. As of November 30, 2023, our net debt was $211.9 million and our net leverage was 1.01x.

Holmes concluded, “Finally, we were excited to announce our agreement to acquire Triumph Group’s Product Support business this morning. This highly strategic transaction is expected to meaningfully improve our operating margins and is consistent with, and accelerates, our stated strategy to add differentiated capability to our aviation services offerings.”

Conference call information

On Thursday, December 21, 2023, at 3:45 p.m. Central time, AAR will hold a conference call to discuss the results. The conference call can be accessed by registering at call can be accessed by registering at https://register.vevent.com/register/BIe408558c6b344fb2aca2a3d5d43d47f9. Once registered, participants will receive a dial-in number and a unique PIN that will allow them to access the call.

A replay of the conference call will be available for on-demand listening shortly after the completion of the call at https://edge.media-server.com/mmc/p/3ot7y4ra and will remain available for approximately one year.

About AAR

AAR is a global aerospace and defense aftermarket solutions company with operations in over 20 countries. Headquartered in the Chicago area, AAR supports commercial and government customers through four operating segments: Parts Supply, Repair & Engineering, Integrated Solutions, and Expeditionary Services. Additional information can be found at aarcorp.com.

Contact: Dylan Wolin – Vice President, Strategic & Corporate Development and Treasurer | +1-630-227-2017 | dylan.wolin@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, which reflect management’s expectations about future conditions, including but not limited to expected activities and benefits under services, supply and distribution agreements, the construction of a new hangar at the Company’s location at Will Rogers World Airport in Oklahoma City, our ability to continue to deploy capital to fund further growth and margin expansion, and the pending acquisition of the Product Support business of Triumph Group.

Forward-looking statements often address our expected future operating and financial performance and financial condition, or sustainability targets, goals, commitments, and other business plans, and often may also be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms.

These forward-looking statements are based on the beliefs of Company management, as well as assumptions and estimates based on information available to the Company as of the dates such assumptions and estimates are made, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors, including: (i) factors that adversely affect the commercial aviation industry; (ii) the impact of pandemics and other disease outbreaks, such as COVID-19, and similar public health threats on air travel, worldwide commercial activity and our and our customers’ ability to source parts and components; (iii) a reduction in the level of sales to the branches, agencies and departments of the U.S. government and their contractors; (iv) cost overruns and losses on fixed-price contracts; (v) nonperformance by subcontractors or suppliers; (vi) changes in or non-compliance with laws and regulations that may affect certain of our aviation and government and defense related activities that are subject to licensing, certification and other regulatory requirements imposed by the FAA, the U.S. State Department and other regulatory agencies, both domestic and foreign; (vii) a reduction in outsourcing of maintenance activity by airlines; (viii) a shortage of the skilled personnel on whom we depend to operate our business, or work stoppages; (ix) competition from other companies, including original equipment manufacturers, some of which have greater financial resources than we do; (x) financial and operational risks arising as a result of operating internationally; (xi) inability to integrate acquisitions effectively and execute our operational and financial plan related to the acquisitions; (xii) failure to realize the anticipated benefits of the acquisition of Trax USA Corp. (“Trax”) and difficulties integrating Trax’s operations; (xiii) inability to recover our costs due to fluctuations in market values for aviation products and equipment caused by various factors, including reductions in air travel, airline bankruptcies, consolidations and fleet reductions; (xiv) asset impairment charges we may be required to recognize to reflect the non-recoverability of our assets or lowered expectations regarding businesses we have acquired; (xv) threats to our systems technology from equipment failures, cyber or other security threats or other disruptions; (xvi) a need to make significant capital expenditures to keep pace with technological developments in our industry; (xvii) a need to reduce the carrying value of our assets; (xviii) inability to fully execute our stock repurchase program and return capital to our stockholders; (xix) restrictions on paying, or failure to maintain or pay dividends; (xx) limitations on our ability to access the debt and equity capital markets or to draw down funds under loan agreements; (xxi) non-compliance with restrictive and financial covenants contained in certain of our loan agreements; (xxii) non-compliance with laws and regulations relating to the formation, administration and performance of our U.S. government contracts; (xxiii) exposure to product liability and property claims that may be in excess of our liability insurance coverage; (xxiv) impacts from stakeholder and market focus on environmental, social and governance matters; (xxv) the costs of compliance, and liability for non-compliance, with environmental regulations, including future requirements regarding climate change and environmental, social and governance matters, and (xxvi) failure to complete the pending acquisition of the Product Support business of Triumph Group, realize the benefits of the acquisition and successfully integrate the business into our operations. Should one or more of those risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described. Those events and uncertainties are difficult or impossible to predict accurately and many are beyond our control.

For a discussion of these and other risks and uncertainties, refer to our Annual Report on Form 10-K, Part I, “Item 1A, Risk Factors” and our other filings from time to time with the U.S Securities and Exchange Commission. These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control. The risks described in these reports are not the only risks we face, as additional risks and uncertainties are not currently known or foreseeable or impossible to predict accurately or risks that are beyond the Company’s control or deemed immaterial may materially adversely affect our business, financial condition or results of operations in future periods. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

AAR CORP. and subsidiaries

Condensed consolidated statements of income

	Three months ended November 30,		Six months ended November 30,
(In millions except per share data - unaudited)	2023	2022	2023	2022
Sales	$545.4	$469.8	$1,095.1	$916.1
Cost of sales	442.0	384.0	890.4	748.4
Gross profit	103.4	85.8	204.7	167.7
Provision for (Recovery of) credit losses	––	(0.1)	0.4	(0.1)
Selling, general and administrative	65.7	52.8	140.4	102.9
Earnings (Loss) from joint ventures	0.6	(0.7)	(0.3)	(1.3)
Operating income	38.3	32.4	63.6	63.6
Pension settlement charge	––	––	(26.7)	––
Losses related to sale and exit of business	(0.9)	(0.1)	(1.6)	(0.1)
Interest expense, net	(5.6)	(2.0)	(11.0)	(3.0)
Other income (expense), net	(0.1)	0.5	(0.1)	0.7
Income from continuing operations before income tax expense	31.7	30.8	24.2	61.2
Income tax expense	7.9	8.3	1.0	16.4
Income from continuing operations	23.8	22.5	23.2	44.8
Income from discontinued operations	––	––	––	0.4
Net income	$23.8	$22.5	$23.2	$45.2

Earnings per share – Basic:
Earnings from continuing operations	$0.67	$0.65	$0.66	$1.28
Earnings from discontinued operations	––	––	––	0.01
Earnings per share – Basic	$0.67	$0.65	$0.66	$1.29

Earnings per share – Diluted:
Earnings from continuing operations	$0.67	$0.64	$0.65	$1.26
Earnings from discontinued operations	––	––	––	0.01
Earnings per share – Diluted	$0.67	$0.64	$0.65	$1.27

Share data:
Weighted average shares outstanding – Basic	34.9	34.2	34.9	34.6
Weighted average shares outstanding – Diluted	35.3	34.7	35.3	35.0

AAR CORP. and subsidiaries

Condensed consolidated balance sheets

	November 30, 2023	May 31, 2023
(In millions)	(unaudited)
ASSETS
Cash and cash equivalents	$65.1	$68.4
Restricted cash	10.4	13.4
Accounts receivable, net	246.4	241.3
Contract assets	99.3	86.9
Inventories, net	645.9	574.1
Rotable assets and equipment on or available for lease	55.1	50.6
Assets of discontinued operations	11.7	13.5
Other current assets	60.5	49.7
Total current assets	1,194.4	1,097.9
Property, plant, and equipment, net	132.6	126.1
Goodwill and intangible assets, net	237.5	239.5
Rotable assets supporting long-term programs	177.4	178.1
Operating lease right-of-use assets, net	90.4	63.7
Other non-current assets	133.3	127.8
Total assets	$1,965.6	$1,833.1

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$368.7	$338.1
Liabilities of discontinued operations	11.4	13.4
Total current liabilities	380.1	351.5
Long-term debt	275.0	269.7
Operating lease liabilities	73.2	48.2
Other liabilities and deferred revenue	81.8	64.6
Total liabilities	810.1	734.0
Equity	1,155.5	1,099.1
Total liabilities and equity	$1,965.6	$1,833.1

AAR CORP. and subsidiaries

Condensed consolidated statements of cash flows

	Three months ended November 30,		Six months ended November 30,
(In millions – unaudited)	2023	2022	2023	2022
Cash flows provided by (used in) operating activities:
Net income	$23.8	$22.5	$23.2	$45.2
Income from discontinued operations	––	––	––	(0.4)
Income from continuing operations	23.8	22.5	23.2	44.8
Adjustments to reconcile income from continuing operations to net cash provided by (used in) operating activities
Depreciation and amortization	8.7	6.5	17.1	13.3
Stock-based compensation expense	3.6	2.8	7.9	6.9
Pension settlement charge	––	––	26.7	––
Provision for (Recovery of) credit losses	––	(0.1)	0.4	(0.1)
Changes in certain assets and liabilities:
Accounts receivable	34.2	(4.3)	(6.3)	(12.0)
Contract assets	(0.1)	4.9	(12.4)	(9.3)
Inventories	(31.7)	(18.8)	(71.5)	(44.8)
Prepaid expenses and other current assets	(1.4)	(6.8)	(10.2)	(0.1)
Rotable assets supporting long-term programs	(3.0)	(5.0)	(4.0)	(8.1)
Accounts payable and accrued liabilities	(7.0)	(32.4)	47.2	(21.2)
Deferred revenue on long-term programs	(5.2)	1.7	(9.5)	8.2
Other	(4.5)	(16.9)	(9.7)	(16.5)
Net cash provided by (used in) operating activities – continuing operations	17.4	(45.9)	(1.1)	(38.9)
Net cash used in operating activities – discontinued operations	––	(0.2)	(0.2)	(0.4)
Net cash provided by (used in) operating activities	17.4	(46.1)	(1.3)	(39.3)

Cash flows used in investing activities:
Property, plant, and equipment expenditures	(7.3)	(6.1)	(16.4)	(12.8)
Other	(1.4)	(1.5)	(3.9)	(5.5)
Net cash used in investing activities	(8.7)	(7.6)	(20.3)	(18.3)

Cash flows provided by (used in) financing activities:
Short-term borrowings (repayments) on Revolving Credit Facility, net	(30.0)	83.0	5.0	98.0
Purchase of treasury stock	––	(28.2)	––	(50.1)
Other	6.6	1.7	10.3	2.1
Net cash provided by (used in) financing activities	(23.4)	56.5	15.3	50.0
Effect of exchange rate changes on cash	––	––	––	(0.1)
Increase (Decrease) in cash and cash equivalents	(14.7)	2.8	(6.3)	(7.7)
Cash, cash equivalents, and restricted cash at beginning of period	90.2	48.4	81.8	58.9
Cash, cash equivalents, and restricted cash at end of period	$75.5	$51.2	$75.5	$51.2

AAR CORP. and subsidiaries

Third-party sales by segment

	Three months ended November 30,		Six months ended November 30,
(In millions - unaudited)	2023	2022	2023	2022
Parts Supply	$227.6	$183.6	$464.4	$352.2
Repair & Engineering	145.4	134.8	282.9	262.4
Integrated Solutions	156.6	127.3	312.9	255.1
Expeditionary Services	15.8	24.1	34.9	46.4
	$545.4	$469.8	$1,095.1	$916.1

Operating income by segment

	Three months ended November 30,		Six months ended November 30,
(In millions- unaudited)	2023	2022	2023	2022
Parts Supply	$28.4	$21.3	$43.5	$39.6
Repair & Engineering	11.3	8.6	20.4	16.0
Integrated Solutions	6.4	7.1	14.1	15.4
Expeditionary Services	0.9	2.0	2.2	4.3
	47.0	39.0	80.2	75.3
Corporate and other	(8.7)	(6.6)	(16.6)	(11.7)
	$38.3	$32.4	$63.6	$63.6

Adjusted income from continuing operations, adjusted diluted earnings per share from continuing operations, adjusted cost of sales, adjusted gross profit margin, adjusted operating margin, adjusted cash provided by (used in) operating activities from continuing operations, adjusted EBITDA, net debt, and net debt to adjusted EBITDA (net leverage) are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We believe these non-GAAP financial measures are relevant and useful for investors as they illustrate our core operating performance, cash flows and leverage unaffected by the impact of certain items that management does not believe are indicative of our ongoing and core operating activities. When reviewed in conjunction with our GAAP results and the accompanying reconciliations, we believe these non-GAAP financial measures provide additional information that is useful to gain an understanding of the factors and trends affecting our business and provide a means by which to compare our operating performance and leverage against that of other companies in the industries we compete. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Our non-GAAP financial measures reflect adjustments for certain items including, but not limited to, the following:

•	Investigation and remediation compliance costs comprised of legal and professional fees related to addressing potential violations of the U.S. Foreign Corrupt Practices Act, which we self-reported to the U.S. Department of Justice and other agencies.
•	Contract termination/restructuring costs comprised of gains and losses that are recognized at the time of modifying, terminating, or restructuring certain customer and vendor contracts, including forward loss provisions on long-term contracts.
•	Customer bankruptcy and credit charges (recoveries) reflecting the impact of bankruptcies and other credit charges primarily resulting from the significant impact of the COVID-19 pandemic on the commercial aviation industry.
•	Losses related to the sale and exit from our Composites manufacturing business, including legal fees for the performance guarantee associated with the Composites’ A220 aircraft contract.
•	Expenses associated with recent acquisition activity including professional fees for legal, due diligence, and other acquisition activities, intangible asset amortization, and compensation expense related to contingent consideration and retention agreements.
•	Pension settlement charges associated with the settlement and termination of our frozen defined benefit pension plan.
•	Legal judgments related to or impacted by the Russian/Ukraine conflict.

Adjusted EBITDA is income from continuing operations before interest income (expense), other income (expense), income taxes, depreciation and amortization, stock-based compensation, and items of an unusual nature including but not limited to business divestitures and acquisitions, workforce actions, COVID-related subsidies and costs, impairment and exit charges, facility consolidation and repositioning costs, investigation and remediation compliance costs, equity investment gains and losses, pension settlement charges, legal judgments, acquisition and amortization expenses from recent acquisition activity, and significant customer events such as early terminations, contract restructurings, forward loss provisions, and bankruptcies.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile the above-mentioned non-GAAP financial measures to the most directly comparable GAAP financial measures:

Adjusted income from continuing operations

	Three months ended November 30,		Six months ended November 30,
(In millions - unaudited)	2023	2022	2023	2022
Income from continuing operations	$23.8	$22.5	$23.2	$44.8
Investigation and remediation compliance costs	2.6	1.1	3.7	1.9
Acquisition and amortization expenses	3.1	––	5.9	––
Losses related to sale and exit of business	0.9	0.1	1.6	0.1
Pension settlement charge	––	––	26.7	––
Russian bankruptcy court judgment	––	––	11.2	––
Contract termination/restructuring costs and loss provisions, net	––	2.3	––	2.0
Customer bankruptcy and credit recoveries	––	(0.3)	––	(0.3)
Gains on equity investments	––	(0.9)	––	(0.9)
Government COVID-related subsidies	––	––	––	(0.7)
Costs related to strategic projects	––	––	––	(0.2)
Severance charges	––	––	––	0.1
Tax effect on adjustments (a)	(1.6)	(0.6)	(16.2)	(0.5)
Adjusted income from continuing operations	$28.8	$24.2	$56.1	$46.3

(a)	Calculation uses estimated statutory tax rates on non-GAAP adjustments except for the tax effect of the pension settlement charge, which includes income taxes previously recognized in accumulated other comprehensive loss.

Adjusted diluted earnings per share from continuing operations

	Three months ended November 30,		Six months ended November 30,
(unaudited)	2023	2022	2023	2022
Diluted earnings per share from continuing operations	$0.67	$0.64	$0.65	$1.26
Investigation and remediation compliance costs	0.08	0.03	0.10	0.05
Acquisition and amortization expenses	0.09	––	0.17	––
Losses related to sale and exit of business	0.02	––	0.04	––
Pension settlement charge	––	––	0.76	––
Russian bankruptcy court judgment	––	––	0.32	––
Contract termination/restructuring costs and loss provisions, net	––	0.07	––	0.06
Customer bankruptcy and credit recoveries	––	(0.01)	––	(0.01)
Gains on equity investments	––	(0.03)	––	(0.02)
Government COVID-related subsidies	––	––	––	(0.02)
Tax effect on adjustments (a)	(0.05)	(0.01)	(0.46)	(0.02)
Adjusted diluted earnings per share from continuing operations	$0.81	$0.69	$1.58	$1.30

(b)	Calculation uses estimated statutory tax rates on non-GAAP adjustments except for the tax effect of the pension settlement charge, which includes income taxes previously recognized in accumulated other comprehensive loss.

Adjusted gross profit margin

	Three months ended
(In millions - unaudited)	November 30, 2023	August 31, 2023	November 30, 2022
Sales	$545.4	$549.7	$469.8

Cost of sales	$442.0	$448.4	$384.0
Contract termination/restructuring costs and loss provisions, net	––	––	(2.3)
Adjusted cost of sales	$442.0	$448.4	$381.7

Adjusted gross profit margin	19.0%	18.4%	18.8%

Adjusted operating margin

	Three months ended
(In millions - unaudited)	November 30, 2023	August 31, 2023	November 30, 2022
Sales	$545.4	$549.7	$469.8

Operating income	$38.3	$25.3	$32.4
Investigation and remediation costs	2.6	1.1	1.1
Acquisition and amortization expenses	3.1	2.8	––
Russian bankruptcy court judgment	––	11.2	––
Customer bankruptcy and credit recoveries	––	––	(0.3)
Contract termination/restructuring costs and loss provisions, net	––	––	2.3
Adjusted operating income	$44.0	$40.4	$35.5

Adjusted operating margin	8.1%	7.3%	7.6%

Adjusted cash provided by (used in) operating activities from continuing operations

	Three months ended November 30,		Six months ended November 30,
(In millions - unaudited)	2023	2022	2023	2022
Cash provided by (used in) operating activities from continuing operations	$17.4	$(45.9)	$(1.1)	$(38.9)
Amounts outstanding on accounts receivable financing program:
Beginning of period	13.7	14.9	12.8	15.0
End of period	(13.7)	(16.1)	(13.7)	(16.1)
Adjusted cash provided by (used in) operating activities from continuing operations	$17.4	$(47.1)	$(2.0)	$(40.0)

Adjusted EBITDA

	Three months ended November 30,		Six months ended November 30,		Year ended May 31,
(In millions - unaudited)	2023	2022	2023	2022	2023
Net income	$23.8	$22.5	$23.2	$45.2	$90.2
Income from discontinued operations	––	––	––	(0.4)	(0.4)
Income tax expense	7.9	8.3	1.0	16.4	31.4
Other expense (income), net	0.1	(0.5)	0.1	(0.7)	0.8
Interest expense, net	5.6	2.0	11.0	3.0	11.2
Depreciation and amortization	8.7	6.5	17.1	13.3	27.9
Investigation and remediation compliance costs	2.6	1.1	3.7	1.9	4.7
Pension settlement charge	––	––	26.7	––	––
Russian bankruptcy court judgment	––	––	11.2	––	1.8
Losses related to sale and exit of business	0.9	0.1	1.6	0.1	0.7
Acquisition-related expenses	2.1	––	3.9	––	6.2
Customer bankruptcy and credit charges (recoveries)	––	(0.3)	––	(0.3)	1.5
Government COVID-related subsidies	––	––	––	(0.7)	(1.6)
Contract termination/restructuring costs and loss provisions, net	––	2.3	––	2.0	2.0
Costs related to strategic projects	––	––	––	(0.2)	(0.2)
Severance charges	––	––	––	0.1	0.1
Stock-based compensation	3.6	2.8	7.9	6.9	13.5
Adjusted EBITDA	$55.3	$44.8	$107.4	$86.6	$189.8

Net debt

(In millions - unaudited)	November 30, 2023	November 30, 2022
Total debt	$277.0	$198.0
Less: Cash and cash equivalents	(65.1)	(49.0)
Net debt	$211.9	$149.0

Net debt to adjusted EBITDA

(In millions - unaudited)
Adjusted EBITDA for the year ended May 31, 2023	$189.8
Less: Adjusted EBITDA for the six months ended November 30, 2022	(86.6)
Plus: Adjusted EBITDA for the six months ended November 30, 2023	107.4
Adjusted EBITDA for the twelve months ended November 30, 2023	$210.6
Net debt at November 30, 2023	$211.9
Net debt to Adjusted EBITDA	1.01